FIRST AMENDMENT TO TERM LOAN AGREEMENT

among

WHITEHORSE FINANCE, INC.,

as Borrower,

H.I.G. BAYSIDE LOAN OPPORTUNITY FUND II, L.P.,

as Guarantor,

CITIBANK, N.A.,

as Administrative Agent and Sole Lead Arranger,

and

LENDERS NAMED HEREIN,

as Lenders

Dated as of: July [__], 2013

This FIRST AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) dated as of July [__], 2013, by and among WHITEHORSE FINANCE, INC., a Delaware corporation (f/k/a Whitehorse Finance, LLC) (the “Borrower”), H.I.G. BAYSIDE LOAN OPPORTUNITY FUND II, L.P., a Delaware limited partnership (the “Guarantor”), the Lenders and CITIBANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used and not otherwise defined in this Amendment shall have the meanings provided for such terms in Section 1.

WITNESSETH:

WHEREAS, the Borrower has asked the Lenders to subordinate the Obligations under the Credit Agreement to certain indebtedness of the Borrower as contemplated in this Amendment; and

WHEREAS, the Lenders are willing to do so on the terms and subject to the conditions set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing, the Borrower, the Guarantor, the Lenders and the Administrative Agent hereby mutually covenant and agree as follows:

1. Definitions.

(a) The following terms shall have the respective meanings assigned to them in this Section 1(a):

“Administrative Agent” has the meaning provided in the preamble.

“Amendment Effective Date” means the date on which the conditions precedent to the effectiveness of this Amendment as specified in Section 3 have been satisfied.

“Borrower” has the meaning provided in the preamble.

“Credit Agreement” means the Term Loan Agreement dated as of November 8, 2012, among the Borrower, the Lenders and the Administrative Agent.

“Guarantor” has the meaning provided in the preamble.

(b) All other capitalized terms used and not otherwise defined in this Amendment shall have the meanings provided for such terms in the Credit Agreement.

2. Amendments to the Credit Agreement. From and after the Amendment Effective Date:

(a) New Defined Terms. The following new defined terms shall be added to Section 1.1 of the Credit Agreement in the appropriate alphabetic order:

“Blockage Period” is defined in Section 2.2(c)(iii) hereof.

“Enforcement Action” means (a) to demand, sue for, take or receive from Borrower, by setoff or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by Borrower with respect to the Obligations, (b) to initiate or participate with others in any suit, action or proceeding against Borrower to (i) enforce payment of or to collect the whole or any part of the Obligations or (ii) commence judicial enforcement of any of the rights and remedies under any Loan Document (other than any guaranty of the Obligations from any Person) or applicable law with respect to the Obligations, (c) to accelerate any Obligations, (d) to exercise any put option or redemption rights or to cause Borrower to honor any redemption, repurchase, mandatory prepayment, or similar obligation under any such Loan Document, (e) to cause Borrower to exercise any call option, redemption rights, repurchase rights, or similar rights under any such Loan Document, or (f) to take any action to realize upon any of the Borrower’s assets or property or to exercise any other right or remedy with respect to the Borrower’s assets property; provided, however, that, for the avoidance of doubt, any such action with respect to the Revolving Credit Borrower, including, without limitation, any mandatory payment on the Revolving Credit Borrower Guaranty, shall not constitute an “Enforcement Action.”

“Invalidated Payments” is defined in Section 2.2(e)(ii) hereof.

“Junior Default Notice” means a written notice from Administrative Agent or Borrower to Senior Lender pursuant to which Senior Lender is notified of the occurrence of an Event of Default, which notice incorporates a reasonably detailed description of such Event of Default.

“Paid in Full” means the indefeasible payment in full in cash of the Senior Notes and the termination of the Senior Indenture.

“Permitted Payments” is defined in Section 2.2(c)(ii) hereof.

“Proceeding” is defined in Section 2.2(b) hereof.

“Senior Default” means any “Event of Default” described in any of the Senior Indenture.

“Senior Default Notice” means a written notice from Senior Lender to Administrative Agent and Borrower pursuant to which Administrative Agent and Borrower are notified of the occurrence of a Senior Default.

“Senior Indenture” means that certain Indenture dated on or about July 2013, between Borrower, as issuer, and American Stock Transfer & Trust Company, LLC, as trustee, and all other documents and instruments evidencing or pertaining to all or any portion of the Senior Notes.

“Senior Lender” means any holder of any portion of the Senior Notes.

“Senior Notes” means (including, without limitation, all principal, interest, fees, reimbursement obligations with respect to letters of credit, indemnities, costs and expenses) up to an aggregate amount not to exceed the sum of: (a) up to $100,000,000 of loans at any time outstanding pursuant to the Senior Indenture; plus (b) all interest arising under or with respect to the Senior Indenture, including, in the event of a Proceeding, any and all post-petition interest and costs from and after the date of filing of a petition by or against Borrower or its bankruptcy estate, whether or not such amounts are allowed as a claim against Borrower in any Proceeding; plus (c) all costs and expenses incurred by Senior Lender in connection with its enforcement of any rights or remedies under the Senior Indenture, the collection of any of the Senior Notes, including, by way of example, court costs, appraisal and consulting fees, reasonable attorneys’ fees, auctioneers’ fees, rent, storage, insurance premiums and like items, and whether or not such amounts are allowed as a claim against Borrower in connection with any Proceeding; plus (d) all fees, charges, costs, expenses and indemnities owing by Borrower to Senior Lender under or in connection with the Senior Indenture.

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“Standstill Period” is defined in Section 2.2(d)(i)(B) hereof.

(b) Subordination. Section 2.2 of the Credit Agreement shall be amended and restated in its entirety as follows:

Section 2.2 Subordination.

(a) Subordination of Obligations to Senior Notes. The payment and performance of all of the Obligations is hereby expressly subordinated to the extent and in the manner hereinafter set forth to the payment in full of all Senior Notes. The Obligations shall continue to be subordinated to the Senior Notes even if the Senior Notes are deemed unsecured, under-secured, subordinated, avoided or disallowed in whole or in part under the Bankruptcy Code or other applicable law.

(b) Bankruptcy Proceedings. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of the Borrower, dissolution, liquidation or any other marshalling of the assets or liabilities of the Borrower (each a “Proceeding”), Administrative Agent will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of the Borrower in respect of the Obligations and will hold in trust for Senior Lender and promptly pay over to Senior Lender in the form received from the Borrower (except for the endorsement of Administrative Agent where necessary) for application to the then-existing Senior Notes, any and all moneys, dividends or other assets received from the Borrower in any such proceedings on account of the Obligations, unless and until all Senior Notes have been Paid in Full. For the avoidance of doubt, no payment in respect of the Obligations received from the Revolving Credit Borrower shall be subject to this Section 2.2. If Administrative Agent shall fail to take any such action with respect to the Borrower, Senior Lender, as attorney-in-fact for Administrative Agent, may take such action with respect to the Borrower on Administrative Agent’s behalf. Administrative Agent hereby irrevocably appoints Senior Lender, or any of its officers or employees on behalf of Senior Lender, as the attorney-in-fact for Administrative Agent (which appointment is coupled with an interest) with the power but not the duty to demand, sue for, collect and receive from the Borrower any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character with respect to the Borrower, to vote claims comprising Obligations to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension with respect to the Borrower and to take such other action with respect to the Borrower in Senior Lender’s own name or in the name of Administrative Agent as Senior Lender may deem necessary or advisable for the enforcement of the agreements contained herein; and Administrative Agent will execute and deliver to Senior Lender such other and further powers-of-attorney or instruments as Senior Lender may request in order to accomplish the foregoing. No such attorney-in-fact shall have any right or authority to exercise any rights of Administrative Agent or Lenders under the Revolving Credit Borrower Guaranty. If Senior Lender desires to permit the use of cash collateral or to provide post-petition financing to the Borrower, Administrative Agent shall not object to the same or assert that its interests are not being adequately protected.

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(c) Payments.

(i) Except as permitted under this Section 2.2(c), Borrower may not make and Administrative Agent and Lenders may not receive from the Borrower any payment or distribution with respect to the Obligations.

(ii) So long as no Senior Default has occurred and is continuing, Borrower may make and Administrative Agent and Lenders may receive from the Borrower (x) regularly scheduled interest payments on the Obligations in accordance with the Loan Documents, and (y) regularly scheduled principal payments on the Obligations in accordance with the Loan Documents (the “Permitted Payments”).

(iii) Notwithstanding the foregoing, Borrower may not make and Administrative Agent and Lenders may not receive from the Borrower any Permitted Payments or any other amount due from the Borrower with respect to the Obligations or anything of value from Borrower if, at the time of such payment: (x) Borrower and Administrative Agent have received a Senior Default Notice from Senior Lender stating that a Senior Default exists or would result from the making of such payment, (y) each such Senior Default has not been cured or waived in accordance with the terms of the Senior Indenture, and (z) 90 days have not elapsed since the date such Senior Default Notice was received by Administrative Agent (the period during which such conditions exist being referred to as a “Blockage Period”).

(iv) Subject to the conditions set forth in Sections 2.2(c)(ii) and (iii), Borrower may resume Permitted Payments to Administrative Agent and Lenders (and may make any payments of Permitted Payments missed due to the existence of a Blockage Period) in respect of the Obligations or any judgment with respect thereto upon the expiration of the Blockage Period, or upon the cure or waiver of the applicable Senior Default.

(v) For the avoidance of doubt, Administrative Agent and Lenders may receive and retain all payments made by the Revolving Credit Borrower in respect of the Obligations, whether pursuant to the Revolving Credit Borrower Guaranty or otherwise.

(d) Restriction on Action by Administrative Agent and Lenders.

(i) Until the Senior Notes are Paid in Full, Administrative Agent and Lenders will not, without the prior written consent of Senior Lender, take any Enforcement Action with respect to the Obligations, except upon the earliest to occur of:

(A) acceleration of the Senior Notes;

(B) the passage of 90 days from the delivery of a Junior Default Notice to Senior Lender if any Event of Default described therein will not have been cured or waived within such period (such period is referred to herein as the “Standstill Period”);

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(C) the commencement by Senior Lender, or participation by Senior Lender with others in, any suit, judicial action or proceeding against Borrower or any other person liable for the Senior Notes (1) to enforce payment of or collect all or any party of the Senior Notes or (2) to commence judicial enforcement of any of the rights and remedies under the Senior Indenture; or

(D) the occurrence of a Proceeding.

(ii) During any Standstill Period, Administrative Agent and Lenders agree to accept, as a cure of any monetary Event of Default, payment from Senior Lender as if such payment was made by Borrower. Notwithstanding the foregoing, Senior Lender will have no obligation to make any such cure payment.

(e) Incorrect Payments and Revival of Obligations.

(i) If any payment or distribution on account of the Obligations not permitted to be made by Borrower or received by Administrative Agent or Lenders from Borrower under this Section 2.2 is received by Administrative Agent before all Senior Notes are Paid in Full, such payment or distribution from Borrower shall not be commingled with any asset of Administrative Agent or Lenders, shall be held in trust by Administrative Agent or Lenders for the benefit of Senior Lender and shall be promptly paid over to Senior Lender, or its designated representative, for application (in accordance with the Senior Indenture) to the payment of the Senior Notes then remaining unpaid, until all of the Senior Notes are Paid in Full.

(ii) To the extent that any payment or payments made to the Senior Lender under the Senior Indenture, or any payment received by Senior Lender in the reduction of the indebtedness evidenced therein or with respect to any of the allocations evidenced by the Senior Indenture are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, to Borrower or any other person liable for any of the obligations evidenced and/or secured by the Senior Indenture, whether directly or indirectly, as a debtor-in-possession or to a receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the portion of the indebtedness of Borrower or such other liable person intended to have been satisfied by such payment or proceeds (“Invalidated Payments”), will be revived and will continue in full force and effect as if such Invalidated Payments had never been received by the Senior Lender and for purposes of this Section 2.2, the Senior Lender will not be deemed to be Paid in Full to the extent of the Invalidated Payments and all costs and expenses in connection therewith.

(f) Legends. Until the Senior Notes are Paid in Full, the Notes shall at all times contain in a conspicuous manner the following legend:

“This Term Loan Note and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Term Loan Agreement dated as of November 8, 2012 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), by and among Whitehorse Finance, Inc., a Delaware corporation (f/k/a Whitehorse Finance, LLC) (“Borrower”), the Lenders party thereto and Citibank, N.A., as administrative agent for the Lenders, to the indebtedness (including interest) owed by Borrower pursuant to that certain Indenture dated on or about July 2013, between Borrower, as issuer, and American Stock Transfer & Trust Company, LLC, as trustee; and each holder of this instrument, by its acceptance hereof, shall be bound by the provisions of the Credit Agreement.”

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3. Conditions. This Amendment shall be effective upon:

(a) the delivery to the Administrative Agent of counterparts of this Amendment duly executed by the Borrower, the Guarantor and each Lender; and

(b) payment of the reasonable fees and expenses of counsel to the Administrative Agent as provided in Section 8.

4. References. From and after the Amendment Effective Date, each reference throughout (i) the Credit Agreement to “this Agreement”, and (ii) the other Loan Documents to “the Agreement” or “the Credit Agreement” shall be to the Credit Agreement, as amended by this Amendment, and as same may be further modified, amended, consolidated, increased, renewed, supplemented and/or extended from time to time.

5. Representations and Warranties. In order to induce the Lenders to enter into this Amendment, the Borrower and the Guarantor each represent and warrant that on and as of the Amendment Effective Date after giving effect to this Amendment:

(a) The execution and delivery by the Borrower and the Guarantor of this Amendment and the performance by the Borrower and the Guarantor of this Amendment and, in the case of the Borrower, the Credit Agreement, as amended by this Amendment, have been duly authorized by all necessary partnership, limited liability company or corporate action, as the case may be, of the Borrower or the Guarantor, and do not and will not contravene or conflict with the Borrower’s or the Guarantor’s Organizational Documents, or contravene or conflict, in any material respect, with any provision of law, statute, or regulation to which the Borrower or the Guarantor is subject or any judgment, license, order or permit applicable to the Borrower or the Guarantor or any indenture, mortgage, deed of trust, or other agreement or instrument to which the Borrower or the Guarantor is a party or by which the Borrower or the Guarantor may be bound, or to which the Borrower or the Guarantor may be subject, in each case, to the extent the contravention or conflict would not reasonably be expected to have a Material Adverse Effect.

(b) Each of this Amendment and, in the case of the Borrower, the Credit Agreement, as amended by this Amendment, constitutes a legal, valid and binding obligation of the Borrower and the Guarantor, enforceable against the Borrower and the Guarantor in accordance with its terms, subject to Debtor Relief Laws.

(c) All of the representations and warranties of the Borrower and the Guarantor contained in the Credit Agreement are true and correct in all material respects (except to the extent (i) such representations are made as of a specific date (such as “as of the date hereof”), in which event they shall only be required to remain true and correct in all material respects as of such date, and (ii) of changes in fact or circumstances that do not constitute an Event of Default or Potential Default under the Credit Agreement or any other Loan Document).

(d) No Event of Default or Potential Default has occurred and is continuing or resulted from the consummation of the transactions contemplated by this Amendment or any other Loan Document.

6. Reaffirmation; Acknowledgment. Except as specifically amended by this Amendment, the provisions of the Credit Agreement, each other Loan Document and the Revolving Credit Borrower Guaranty are reaffirmed in their entirety by the Borrower and the Guarantor, as the case may be, and shall remain unchanged and in full force and effect. Without limiting the generality of the foregoing, the Guarantor confirms and agrees that the Revolving Credit Borrower Guaranty does and shall continue to guaranty the payment of all Obligations of the Borrower under the Loan Documents, as amended or otherwise modified by this Amendment.

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7. Conflict With Other Documents. In the event of a conflict between the provisions of this Amendment and the provisions of the Credit Agreement and/or any other Loan Document, the provisions of this Amendment shall govern and control to the extent of such conflict.

8. Payment of Expenses. On the Amendment Effective Date, the Borrower agrees to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, all Attorney Costs) in accordance with the terms of Section 9.6 of the Credit Agreement which are invoiced to the Borrower on or prior to the Amendment Effective Date.

9. Governing Law; Submission to Jurisdiction. This Amendment shall be governed by the laws of the State of New York as provided in the Credit Agreement; and the Borrower and the Guarantor further agree to submit to the jurisdiction of New York as provided in the Credit Agreement.

10. Counterparts. This Amendment may be executed in two or more counterparts, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute a single amendment binding upon all of the parties hereto.

11. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors, legal representatives, heirs and assigns of the parties hereto.

12. No Modification. This Amendment may not be amended, modified or otherwise changed without the mutual agreement in writing of the parties hereto.

13. No Knowledge of Claims. To the Borrower’s and Guarantor’s knowledge, the Borrowers and the Guarantor have no current claims, counterclaims, defenses or set-offs of any kind or nature against the Lenders or the Administrative Agent arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any other Loan Document and any and all documents and instruments in connection with or relating to the foregoing, or this Amendment.

[Signatures follow on next page.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

BORROWER:

WHITEHORSE FINANCE, INC.

By:
Name:
Title:

GUARANTOR:

H.I.G. BAYSIDE LOAN OPPORTUNITY FUND II, L.P., a Delaware limited partnership

By:	H.I.G. Bayside Loan Advisors, LLC, its General Partner

By:	H.I.G.-GPII, Inc., its Manager

By:
Name:
Title:

[signatures continued on next page]

Signature Page to First Amendment

(WhiteHorse Finance, Inc.)

ADMINISTRATIVE AGENT:

CITIBANK, N. A., as Administrative Agent

By:
Name: Gerard M. Russell
Title: Director

[signatures continued on next page]

Signature Page to First Amendment

(WhiteHorse Finance, Inc.)

LENDER:

CITIBANK, N.A.

By:
Name: Gerard M. Russell
Title: Director

[signatures continued on next page]

Signature Page to First Amendment

(WhiteHorse Finance, Inc.)

LENDER:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

By:
Name:
Title:

Signature Page to First Amendment

(WhiteHorse Finance, Inc.)